Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 27, 2007, with respect to the consolidated financial statements of TODCO, TODCO management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TODCO, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, as amended by Form 10-K/A, filed with the Securities and Exchange Commission, incorporated by reference in the Proxy Statement of TODCO that is made a part of the Registration Statement on Form S-4 and Prospectus of Hercules Offshore, Inc. for the registration of its common stock.

ERNST & YOUNG LLP

Houston, Texas

April 23, 2007